Exhibit 99.1

News Release

22 West Washington Street	Telephone:	+1 312 696-6000
Chicago	Facsimile:	+1 312 696-6009
Illinois 60602

Contact:

Media: Margaret Kirch Cohen, 312-696-6383 or margaret.cohen@morningstar.com

Investors may submit questions to investors@morningstar.com or by fax to 312-696-6009.

FOR IMMEDIATE RELEASE

Morningstar, Inc. Reports Second-Quarter 2009 Financial Results

CHICAGO, July 30, 2009—Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, today announced its second-quarter 2009 financial results. The company reported consolidated revenue of $119.5 million in the second quarter of 2009, a 9.6% decrease from revenue of $132.2 million in the second quarter of 2008. Consolidated operating income was $32.7 million in the second quarter of 2009, a decrease of 21.4% compared with $41.6 million in the same period a year ago. Morningstar’s net income was $20.5 million in the second quarter of 2009, or 41 cents per diluted share, compared with $28.0 million, or 57 cents per diluted share, in the second quarter of 2008.

Excluding acquisitions and the impact of foreign currency translations, revenue declined 10.9% in the second quarter of 2009. Second-quarter results included $6.7 million in revenue from acquisitions completed in the last 12 months. Foreign currency translations had an unfavorable impact of $5.0 million. Revenue excluding acquisitions and foreign currency translations (organic revenue) is a non-GAAP measure; the accompanying financial tables contain a reconciliation to consolidated revenue. Results for the second quarter of 2009 also included a $3.5 million operating expense for estimated penalties related to the timing of deposits for taxes withheld on stock option exercises from 2006 through June 30, 2009. The deposit penalty reduced net income by $3.5 million, or 7 cents per diluted share, in the quarter and year-to-date periods.

In the first six months of 2009, revenue was $236.3 million, a decline of 8.3% compared with $257.7 million in the same period in 2008. Revenue for the first half of the year included $12.7 million from acquisitions as well as an unfavorable impact from foreign currency translations of $10.7 million. Consolidated operating income declined 11.7% to $67.3 million in the first six months of 2009, compared with $76.3 million in the first half of 2008. Net income was $45.5 million, or 92 cents per diluted share, in the first half of 2009, compared with $51.1 million, or $1.04 per diluted share, in the same period in 2008.

“We continued to face difficult business conditions during the quarter,” said Joe Mansueto, chairman and chief executive officer of Morningstar. “Organic revenue continued to slow, declining about 11% year over year in the second quarter, compared with a 7% decline in the first quarter. Investment Consulting drove most of the revenue decline, with assets under advisement down about 43% since June 2008. Assets fell mainly because, as we’ve previously discussed, two consulting clients did not renew their contracts. The U.S. market was down 26% over the past year, which also reduced assets. Foreign currency translations also negatively impacted revenue, partly offsetting additional revenue from acquisitions. And, as we’ve said, the Global Analyst Research Settlement, which represented about $5.4 million in revenue during the second quarter, expired at the end of July. We expect our post-settlement equity research revenue to be significantly lower in the second half of the year.”

Mansueto added, “We’re pleased with the results of the cost-savings measures we implemented in late 2008 and early 2009, although they were offset by incremental expense from recent acquisitions as well as a $3.5 million operating expense for estimated penalties related to the timing of deposits for taxes withheld on stock option exercises since 2006. We continue to invest in our business and made four acquisitions during the second quarter, which support our key growth strategies of enhancing our global data, investment management capabilities, and international footprint. We generated $37 million in free cash flow during the second quarter. Our balance sheet remains strong, and we ended the quarter with more than $323 million in cash and investments and no bank debt.”

Key Business Drivers

Revenue:  Morningstar has two operating segments: Investment Information and Investment Management. The Investment Information segment includes all of the company’s data, software, and research products and services. These products and services are typically sold through subscriptions or license agreements. The Investment Management segment includes all of the company’s asset management operations, which operate as registered investment advisors and earn more than half of their revenue from asset-based fees.

In the second quarter of 2009, revenue in the Investment Information segment declined 3.8% to $97.7 million compared with the second quarter of 2008; approximately $6.7 million of this revenue came from acquisitions. Revenue in the Investment Management segment declined 28.9% to $21.8 million. Investment Consulting was the main driver behind the revenue decline in this segment. The company had lower revenue from asset-based fees as assets under advisement declined to $56.1 billion as of June 30, 2009 from $99.1 billion as of June 30, 2008. The majority of the asset decline reflects the loss of two contracts, and the remaining portion of the decline was mainly driven by the market downturn.

Revenue from international operations was $30.2 million in the second quarter of 2009, a decrease of 7.5% from the same period a year ago. International revenue included $4.9 million from acquisitions, which was offset by a $5.0 million impact from foreign currency translations. Excluding acquisitions and foreign currency translations, international revenue declined 7.1% in the second quarter of 2009.

For the first six months of 2009, international revenue declined $4.2 million, or 6.6%, compared with the prior-year period, with $8.9 million in revenue from acquisitions. Foreign currency translations had an unfavorable impact of $10.7 million. International revenue excluding acquisitions and foreign currency translations is a non-GAAP measure; the accompanying financial tables contain a reconciliation to international revenue.

Operating Income:  Consolidated operating income was $32.7 million in the second quarter of 2009, a 21.4% decrease from the same period in 2008. Operating expense declined $3.9 million, or 4.2%, in the second quarter of 2009. Lower expenses from cost-savings initiatives were partially offset by incremental expense from recent acquisitions and the $3.5 million expense for estimated tax penalties related to the timing of deposits for taxes withheld on stock option exercises.

Bonus expense decreased $8.6 million in the quarter because Morningstar made changes to its 2009 bonus plan as part of its efforts to better align its cost structure with revenue in the challenging business environment. The company suspended matching contributions to its 401(k) plan in the United States, further reducing operating expense by approximately $1.3 million. Morningstar had approximately 2,510 employees worldwide as of June 30, 2009, compared with 2,370 as of March 31, 2009, and 2,060 as of June 30, 2008. Headcount grew year over year mainly because of continued hiring in the company’s development center in China as well as approximately 180 employees added through acquisitions. In July 2009, Morningstar hired about 30 employees in the United States as part of the Morningstar Development Program, a two-year rotational training program for entry-level college graduates.

The company also reduced discretionary spending in advertising and marketing as well as travel. Advertising and marketing costs declined by $1.1 million in the second quarter of 2009 and $3.4 million in the first half of the year compared with the prior-year periods.

Partially offsetting these reductions were additional costs related to acquisitions, including a $1.4 million increase in intangible amortization expense in the quarter. Morningstar completed five acquisitions in the second half of 2008 and four in the second quarter of 2009. Because of the timing of these acquisitions, second-quarter 2009 results include operating expense that did not exist in the second quarter of 2008.

In addition, in the second quarter of 2009, Morningstar recorded a $3.5 million operating expense for estimated penalties related to the timing of deposits for taxes withheld on stock option exercises from 2006 through June 30, 2009. For some companies, including Morningstar, it is common practice for taxes withheld on stock-based compensation to be paid with the company’s regularly scheduled payroll deposit. This approach, however, does not technically comply with Internal Revenue Service guidelines concerning deposits of taxes withheld in connection with stock-based compensation, which generally require that if a company’s cumulative deposit liability for all compensation exceeds $100,000, the tax withholding must be deposited by the following business day. Transactions related to stock-based compensation frequently cause companies to exceed this threshold outside of their regularly scheduled payroll cycles, thus triggering the accelerated deposit rules. The subject of deposit penalties is part of an ongoing IRS audit that began in 2009. Morningstar believes its approach was reasonable and the potential penalties are excessive considering the company’s long record of making tax deposit payments with its regularly scheduled semi-monthly payroll. Morningstar has since increased the frequency of deposits for taxes withheld on stock-option exercises.

The company’s operating margin was 27.3% in the second quarter of 2009, compared with 31.4% in the same period in 2008. In the first six months of 2009, operating margin was 28.5%, compared with 29.6% in the first six months of 2008. The deposit penalty expense represented 2.9 percentage points of the margin decline in the quarter and 1.5 percentage points year to date.

Effective Tax Rate:  Morningstar’s effective tax rate in the second quarter of 2009 was 40.6%, an increase of 5.6 percentage points compared with the prior-year period. The deposit penalty, which decreased pre-tax income by $3.5 million, accounted for 3.7 percentage points of the increase in the effective tax rate because the expense is not deductible for tax purposes. Year to date, the company’s effective tax rate decreased to 35.2% from 35.9% in 2008. The year-to-date effective tax rate reflects the impact of reversing approximately $2.0 million in reserves for uncertain tax positions, of which $1.4 million occurred in the first quarter. These non-cash benefits contributed approximately 3 percentage points of the decrease in the effective tax rate in the year-to-date period. This reduction was partially offset by the impact of the non-deductible deposit penalty expense, which increased the effective tax rate by approximately 2 percentage points in the year-to-date period.

Free Cash Flow:  Morningstar generated free cash flow of $37.4 million in the second quarter of 2009, reflecting cash provided by operating activities of $39.6 million and $2.2 million of capital expenditures. Cash flow from operating activities decreased $8.1 million compared with the prior-year period. In the second quarter of 2008, operating cash flow included a $5.9 million benefit from tenant improvement allowances related to the construction of the company’s new corporate headquarters. This benefit did not recur in the second quarter of 2009. Lower net income (adjusted for non-cash items) and a lower cash flow benefit from accruals for compensation and income taxes also contributed to the decline in operating cash flow. These items were partially offset by the impact of excess tax benefits. Excess tax benefits have a positive impact on cash provided by financing activities with an equal, but offsetting, impact on cash from operations. Excess tax benefits declined $7.2 million in the quarter, primarily reflecting lower average stock prices on the exercise dates and a reduction in the number of options exercised.

Capital expenditures decreased $8.4 million for the quarter and $10.6 million in the first half of the year. Capital expenditures were higher in 2008 mainly because of the timing of payments related to the construction of Morningstar’s new corporate headquarters.

In the first six months of 2009, Morningstar generated free cash flow of $24.5 million, reflecting cash provided by operating activities of $31.3 million and capital expenditures of $6.8 million. Compared with the prior-year period, cash flow from operations in the first six months of 2009 decreased $17.8 million, reflecting lower net income (adjusted for non-cash items), a reduction in tenant improvement allowances of $9.6 million, and a $9.6 million increase in bonuses paid in the first quarter of 2009. These items were partially offset by the impact of excess tax benefits, which declined $12.8 million in the year-to-date period.

Free cash flow is a non-GAAP measure; the accompanying financial tables contain a reconciliation to cash provided by operating activities. Morningstar defines free cash flow as cash provided by or used for operating activities less capital expenditures.

As of June 30, 2009, Morningstar had cash, cash equivalents, and investments of $323.2 million, compared with $286.0 million as of March 31, 2009, and $297.6 million as of Dec. 31, 2008.

Business Segment Performance

Investment Information Segment:  The largest products and services in this segment based on revenue are Morningstar® Licensed Data; Morningstar® Advisor WorkstationSM; Morningstar.com®, including Premium memberships and Internet advertising sales; and Morningstar DirectSM.

•                  Revenue was $97.7 million in the second quarter of 2009, down 3.8% from $101.6 million in the second quarter of 2008. Acquisitions contributed revenue of $6.7 million to the Investment Information segment in the second quarter of 2009. Excluding acquisitions, Investment Information segment revenue declined approximately 10.4% in the second quarter, primarily reflecting the unfavorable impact of foreign currency translations and lower revenue in many product lines.

•                  The Global Analyst Research Settlement (GARS) expired in late July 2009. Revenue associated with GARS represented $5.4 million, or 5.5%, of segment revenue in the second quarter. As previously disclosed, Morningstar expects its post-settlement equity research revenue to be significantly lower in the second half of the year. The company is focused on providing high-quality coverage and continuing to sell equity research to financial advisors and institutions through a variety of other channels. Morningstar expects to maintain broad equity coverage, though it may need to adjust its coverage and staffing levels based on client demand.

•                  Internet advertising sales was the biggest driver behind the revenue decline, followed by Principia and several print publications. Lower advertising revenue from publications sold in Australia contributed to the decline. These declines were partially offset by revenue growth for Morningstar Advisor Workstation, Morningstar Direct, and Licensed Data. Advisor Workstation licenses decreased to 152,971 from 154,269 mainly because a large institutional client migrated its contract to the Morningstar Site Builder product. The decline in licenses did not adversely impact revenue growth because some contracts include unlimited usage, and revenue is not tied to the number of users. In addition, expanded product functionality increased the value of some contracts without changing the number of users. Principia subscriptions declined 15% to 38,378. Licenses for Morningstar Direct grew 18% to 3,171. Premium Membership subscriptions for Morningstar.com fell to 160,936, a decrease of 11% compared with the second quarter of 2008.

•                  Operating income was $37.2 million in the second quarter of 2009, compared with $38.7 million in the same period in 2008. Operating expense in this segment decreased $2.4 million, or 3.8%, as cost reductions for discretionary expense such as bonuses, advertising, and marketing were partially offset by additional operating expense from acquisitions.

•                  Operating margin was 38.1% in the second quarter of 2009, unchanged from the prior-year period. The impact of lower bonus expense, advertising, and marketing as a percentage of revenue was offset by the impact of recent acquisitions.

Investment Management Segment:  The largest products in this segment based on revenue are Investment Consulting; Retirement Advice, including Advice by Ibbotson® and Morningstar® Retirement ManagerSM; and Morningstar® Managed PortfoliosSM.

•                  Revenue was $21.8 million in the second quarter of 2009, a 28.9% decrease from $30.7 million in the same period in 2008. Revenue declined across all products in the Investment Management segment. However, the majority of the revenue decline was driven by Investment Consulting, which suffered because of the U.S. market decline over the past year, as well as the impact of one client not renewing when its contract expired in the fourth quarter of 2008, and to a lesser extent by another client not renewing when its contract expired in May 2009.

•                  Assets under advisement for Investment Consulting declined to $56.1 billion as of June 30, 2009, compared with $63.3 billion as of March 31, 2009, $66.2 billion as of Dec. 31, 2008, and $99.1 billion as of June 30, 2008. Assets under management for Retirement Advice were $12.5 billion as of June 30, 2009, compared with $10.2 billion as of March 31, 2009, $11.0 billion as of Dec. 31, 2008, and $14.6 billion as of June 30, 2008. Assets under management for Morningstar® Managed PortfoliosSM were $1.7 billion as of June 30, 2009, compared with $1.4 billion as of March 31, 2009, $1.6 billion as of Dec. 31, 2008, and $2.1 billion as of June 30, 2008.

•                  Operating income was $13.1 million in the second quarter of 2009, a decrease of 25.3% compared with the second quarter of 2008. Operating expense in the segment decreased $4.5 million, or 33.7%, primarily because of lower bonus expense and the suspension of the company’s matching contribution to its 401(k) plan.

•                  Operating margin was 59.9% in the second quarter of 2009, compared with 57.1% in the prior-year period. Lower bonus expense as a percentage of revenue was the primary reason for the margin improvement.

Intangible Amortization and Corporate Depreciation Expense:  Morningstar does not allocate intangible amortization expense related to acquisitions or corporate depreciation expense to its operating segments. Intangible amortization and depreciation expense for corporate departments was $7.6 million in the second quarter of 2009, an increase of $2.4 million, or 45.4%, compared with the prior-year period. Intangible amortization and depreciation expense for corporate departments in the first six months of 2009 was $14.3 million, an increase of $4.0 million, or 39.6%, compared with the prior-year period. The increase in both periods reflects additional amortization expense for acquisitions that occurred in the second half of 2008 and the first half of 2009. Also, in the fourth quarter of 2008, Morningstar relocated to its new corporate headquarters, resulting in higher depreciation expense in the second quarter and first half of 2009.

Corporate Unallocated:  This category of expense includes the costs related to the company’s corporate functions, including general management, information technology used to support corporate systems, legal, finance, human resources, marketing, and corporate communications. This category also includes a $3.5 million operating expense related to the estimated deposit penalty. Costs in this category for the second quarter of 2009 were $10.1 million, an increase of $0.7 million, or 6.7%, compared with the prior-year period, primarily reflecting the deposit penalty expense offset by lower bonus and other compensation-related expense. Costs in this category for the first half of 2009 were $17.3 million, a decrease of $0.9 million, or 4.9%, compared with the first half of 2008, primarily reflecting lower bonus expense and other compensation-related expense, partially offset by the deposit penalty.

About Morningstar, Inc.
Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of Internet, software, and print-based products and services for individuals, financial advisors, and institutions. Morningstar provides data on nearly 325,000 investment offerings, including stocks, mutual funds, and similar vehicles, along with real-time global market data on more than 4 million equities, indexes, futures, options, commodities, and precious metals, in addition to foreign exchange and Treasury markets. The company has operations in 19 countries and minority ownership positions in companies based in three other countries.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discussed not to occur or to differ significantly from what we expected. For us, these risks and uncertainties include, among others, general industry conditions and competition, including the global financial crisis that began in 2007; the impact of market volatility on revenue from asset-based fees; damage to our reputation resulting from claims made about possible conflicts of interest; liability for any losses that result from an actual or claimed breach of our fiduciary duties; financial services industry consolidation; a prolonged outage of our database and network facilities; challenges faced by our non-U.S. operations; and the availability of free or low-cost investment information. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2008. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

Non-GAAP Financial Measures

To supplement Morningstar’s consolidated financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Morningstar uses the following measures considered as non-GAAP by the Securities and Exchange Commission:  free cash flow, consolidated revenue excluding acquisitions and foreign currency translations (organic revenue), and international revenue excluding acquisitions and foreign currency translations. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Morningstar presents free cash flow solely as supplemental disclosure to help investors better understand how much cash is available after Morningstar spends money to operate its business. Morningstar uses free cash flow to evaluate the performance of its business. Free cash flow should not be considered an alternative to any measure of performance as promulgated under GAAP (such as cash provided by (used for) operating, investing, and financing activities). For more information on free cash flow, please see the reconciliation from cash provided by operating activities to free cash flow included in the accompanying financial tables. Morningstar presents consolidated revenue excluding acquisitions and foreign currency translations (organic revenue) and international revenue excluding acquisitions and foreign currency translations because the company believes these non-GAAP measures help investors better compare period-to-period results. For more information, please see the reconciliation provided in the accompanying financial tables.

###

©2009 Morningstar, Inc.  All rights reserved.

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Income

	Three months ended June 30				Six months ended June 30
(in thousands, except per share amounts)	2009	2008	change		2009	2008	change

Revenue	$119,533	$132,237	(9.6%	)	$236,265	$257,681	(8.3%	)
Operating expense(1):
Cost of goods sold	30,694	33,164	(7.4%	)	60,946	66,102	(7.8%	)
Development	9,438	9,801	(3.7%	)	18,738	19,916	(5.9%	)
Sales and marketing	18,010	20,866	(13.7%	)	35,546	43,090	(17.5%	)
General and administrative	19,853	20,560	(3.4%	)	37,006	39,885	(7.2%	)
Depreciation and amortization	8,850	6,276	41.0%		16,716	12,433	34.4%
Total operating expense	86,845	90,667	(4.2%	)	168,952	181,426	(6.9%	)
Operating income	32,688	41,570	(21.4%	)	67,313	76,255	(11.7%	)
Operating margin	27.3%	31.4%	(4.1)pp		28.5%	29.6%	(1.1)pp

Non-operating income (expense):
Interest income, net	764	1,381	(44.7%	)	1,742	2,900	(39.9%	)
Other income (expense), net	1,208	(234)	NMF		764	38	NMF
Non-operating income, net	1,972	1,147	71.9%		2,506	2,938	(14.7%	)

Income before income taxes and equity in net income (loss) of unconsolidated entities	34,660	42,717	(18.9%	)	69,819	79,193	(11.8%	)
Income tax expense	14,024	15,076	(7.0%	)	24,692	28,580	(13.6%	)
Equity in net income (loss) of unconsolidated entities	(21)	445	NMF		361	797	(54.7%	)
Consolidated net income	20,615	28,086	(26.6%	)	45,488	51,410	(11.5%	)
Net (income) loss attributable to the noncontrolling interest	(71)	(87)	(18.4%	)	18	$(335)	NMF
Net income attributable to Morningstar, Inc.	$20,544	$27,999	(26.6%	)	$45,506	$51,075	(10.9%	)

Net income per share attributable to Morningstar, Inc:
Basic	$0.43	$0.61	(29.5%	)	$0.95	$1.12	(15.2%	)
Diluted	$0.41	$0.57	(28.1%	)	$0.92	$1.04	(11.5%	)
Weighted average common shares outstanding:
Basic	47,941	45,921			47,661	45,572
Diluted	49,631	49,290			49,385	49,150

	Three months ended June 30				Six months ended June 30
	2009	2008			2009	2008
(1) Includes stock-based compensation expense of:
Cost of goods sold	$715	$528			$1,264	$964
Development	413	367			767	688
Sales and marketing	422	379			778	724
General and administrative	1,518	1,695			2,984	3,337
Total stock-based compensation expense	$3,068	$2,969			$5,793	$5,713

NMF — Not meaningful, pp — percentage points

Morningstar, Inc. and Subsidiaries

Operating Expense as a Percentage of Revenue

	Three months ended June 30			Six months ended June 30
	2009	2008	change	2009	2008	change

Revenue	100.0%	100.0%	—	100.0%	100.0%	—
Operating expense(1):
Cost of goods sold	25.7%	25.1%	0.6 pp	25.8%	25.7%	0.1 pp
Development	7.9%	7.4%	0.5 pp	7.9%	7.7%	0.2 pp
Sales and marketing	15.1%	15.8%	(0.7)pp	15.0%	16.7%	(1.7)pp
General and administrative	16.6%	15.5%	1.1 pp	15.7%	15.5%	0.2 pp
Depreciation and amortization	7.4%	4.7%	2.7 pp	7.1%	4.8%	2.3 pp
Total operating expense(2)	72.7%	68.6%	4.1 pp	71.5%	70.4%	1.1 pp
Operating margin	27.3%	31.4%	(4.1)pp	28.5%	29.6%	(1.1)pp

	Three months ended June 30			Six months ended June 30
	2009	2008	change	2009	2008	change
(1) Includes stock-based compensation expense of:
Cost of goods sold	0.6%	0.4%	0.2 pp	0.5%	0.4%	0.1 pp
Development	0.3%	0.3%	—	0.3%	0.3%	—
Sales and marketing	0.4%	0.3%	0.1 pp	0.3%	0.3%	—
General and administrative	1.3%	1.3%	—	1.3%	1.3%	—
Total stock-based compensation expense(2)	2.6%	2.2%	0.4 pp	2.5%	2.2%	0.3 pp

(2) Sum of percentages may not equal total because of rounding.

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended June 30		Six months ended June 30
($000)	2009	2008	2009	2008

Operating activities
Consolidated net income	$20,615	$28,086	$45,488	$51,410
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	8,850	6,276	16,716	12,433
Deferred income tax expense (benefit)	355	43	(956)	2,919
Stock-based compensation expense	3,068	2,969	5,793	5,713
Equity in net (income) loss of unconsolidated entities	21	(445)	(361)	(797)
Excess tax benefits from stock option exercises and vesting of restricted stock units	(4,194)	(11,376)	(4,544)	(17,343)
Other, net	(1,197)	(1,107)	(565)	(1,110)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	9,143	2,484	9,312	(3,222)
Other assets	(10)	121	341	(1,846)
Accounts payable and accrued liabilities	(1,901)	(1,773)	(6,012)	997
Accrued compensation	9,608	13,040	(45,431)	(28,890)
Deferred revenue	(3,254)	(2,449)	806	6,772
Income taxes — current	(986)	6,002	10,396	13,104
Deferred rent	(130)	5,923	(286)	9,306
Other liabilities	(399)	(52)	570	(327)
Cash provided by operating activities	39,589	47,742	31,267	49,119
Investing activities
Purchases of investments	(27,870)	(22,645)	(50,273)	(46,946)
Proceeds from sale of investments	21,376	38,262	38,128	82,213
Capital expenditures	(2,178)	(10,643)	(6,768)	(17,354)
Acquisitions, net of cash acquired	(18,511)	(115)	(18,571)	(51,017)
Other, net	531	—	629	—
Cash provided by (used for) investing activities	(26,652)	4,859	(36,855)	(33,104)
Financing activities
Proceeds from stock option exercises	8,721	6,845	11,653	12,595
Excess tax benefits from stock option exercises and vesting of restricted stock units	4,194	11,376	4,544	17,343
Other, net	(2)	(4)	(178)	(4)
Cash provided by financing activities	12,913	18,217	16,019	29,934
Effect of exchange rate changes on cash and cash equivalents	4,537	122	2,777	1,352
Net increase in cash and cash equivalents	30,387	70,940	13,208	47,301
Cash and cash equivalents — Beginning of period	156,712	135,937	173,891	159,576
Cash and cash equivalents — End of period	$187,099	$206,877	$187,099	$206,877

Reconciliation from cash provided by operating activities to free cash flow (a non-GAAP measure):

	Three months ended June 30		Six months ended June 30
($000)	2009	2008	2009	2008

Cash provided by operating activities	$39,589	$47,742	$31,267	$49,119
Less: Capital expenditures	(2,178)	(10,643)	(6,768)	(17,354)
Free cash flow	$37,411	$37,099	$24,499	$31,765

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

	June 30,	December 31,
($000)	2009	2008

Assets
Current assets:
Cash and cash equivalents	$187,099	$173,891
Investments	136,096	123,686
Accounts receivable, net	84,146	89,537
Deferred tax asset, net	3,766	3,538
Income tax receivable	3,261	9,193
Other	13,469	13,891
Total current assets	427,837	413,736

Property and equipment, net	60,367	58,822
Investments in unconsolidated entities	20,150	20,404
Goodwill	207,113	187,242
Intangible assets, net	123,675	119,812
Other assets	3,683	3,924
Total assets	$842,825	$803,940

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$27,949	$30,071
Accrued compensation	27,100	73,012
Deferred revenue	133,997	130,270
Other	31	88
Total current liabilities	189,077	233,441

Accrued compensation	4,449	3,611
Deferred tax liability, net	7,606	7,531
Other long-term liabilities	23,279	23,428
Total liabilities	224,411	268,011
Total equity	618,414	535,929
Total liabilities and equity	$842,825	$803,940

Morningstar, Inc. and Subsidiaries

Segment Information

	Three months ended June 30				Six months ended June 30
($000)	2009	2008	change		2009	2008	change

Revenue
Investment Information	$97,739	$101,580	(3.8%	)	$193,979	$198,086	(2.1%	)
Investment Management	21,794	30,657	(28.9%	)	42,286	59,595	(29.0%	)
Consolidated revenue	$119,533	$132,237	(9.6%	)	$236,265	$257,681	(8.3%	)

Revenue—U.S.	$89,286	$99,534	(10.3%	)	$177,434	$194,697	(8.9%	)
Revenue—International	$30,247	$32,703	(7.5%	)	$58,831	$62,984	(6.6%	)

Revenue—U.S. (percentage of consolidated revenue)	74.7%	75.3%	(0.6)pp		75.1%	75.6%	(0.5)pp
Revenue—International (percentage of consolidated revenue)	25.3%	24.7%	0.6 pp		24.9%	24.4%	0.5 pp

Operating income (loss)(1)
Investment Information	$37,242	$38,697	(3.8%	)	$74,079	$71,985	2.9%
Investment Management	13,062	17,496	(25.3%	)	24,889	32,755	(24.0%	)
Intangible amortization and corporate depreciation expense	(7,560)	(5,198)	45.4%		(14,335)	(10,268)	39.6%
Corporate unallocated	(10,056)	(9,425)	6.7%		(17,320)	(18,217)	(4.9%	)
Consolidated operating income	$32,688	$41,570	(21.4%	)	$67,313	$76,255	(11.7%	)

Operating margin(1)
Investment Information	38.1%	38.1%	—		38.2%	36.3%	1.9 pp
Investment Management	59.9%	57.1%	2.8 pp		58.9%	55.0%	3.9 pp
Consolidated operating margin	27.3%	31.4%	(4.1)pp		28.5%	29.6%	(1.1)pp

(1) Includes stock-based compensation expense allocated to each segment.

Morningstar, Inc. and Subsidiaries

Supplemental Data

	As of June 30
	2009	2008		% change
Our employees
Worldwide headcount (approximate)	2,510	2,060		21.8%
Number of U.S. stock analysts	96	103		(6.8%	)
Number of worldwide stock analysts	119	132		(9.8%	)
Number of U.S. fund analysts	27	22		22.7%
Number of worldwide fund analysts	81	53		52.8%

Our business
Investment Information
Morningstar.com Premium subscriptions	160,936	179,827		(10.5%	)
Registered users for Morningstar.com (U.S.)	6,057,941	5,502,739		10.1%
U.S. Advisor Workstation licenses	152,971	154,269	(1)	(0.8%	)
Principia subscriptions	38,378	45,219		(15.1%	)
Morningstar Direct licenses	3,171	2,683		18.2%

Investment Management
Assets under management for Morningstar Managed Portfolios	$1.7 bil	$2.1 bil		(19.0%	)
Assets under management for Intech(2)	$2.7 bil	—		n/a
Assets under management for managed retirement accounts	$12.5 bil	$14.6 bil		(14.4%	)
Morningstar Associates	$1.2 bil	$1.2 bil		0.0%
Ibbotson Associates	$11.3 bil	$13.4 bil		(15.7%	)
Assets under advisement for Investment Consulting	$56.1 bil	$99.1 bil		(43.4%	)
Morningstar Associates	$17.5 bil	$54.1 bil		(67.7%	)
Ibbotson Associates	$38.6 bil	$45.0 bil		(14.2%	)

(1) Revised to exclude Site Builder licenses. Beginning in 2009, Morningstar no longer includes the Site Builder product as part of Advisor Workstation. The number of Advisor Workstation licenses reported in 2008 has been adjusted to reflect this change.

(2) Intech (Australia) was acquired on June 30, 2009.

	Three months ended June 30		Six months ended June 30
($000)	2009	2008	2009	2008
Effective income tax expense rate
Income before income taxes and equity in net income (loss) of unconsolidated entities	$34,660	$42,717	$69,819	$79,193
Equity in net income (loss) of unconsolidated entities	(21)	445	361	797
Net (income) loss attributable to the noncontrolling interest	(71)	(87)	18	(335)
Total	$34,568	$43,075	$70,198	$79,655
Income tax expense	$14,024	$15,076	$24,692	$28,580
Effective income tax expense rate	40.6%	35.0%	35.2%	35.9%

Morningstar, Inc. and Subsidiaries

Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures

Reconciliation from consolidated revenue to revenue excluding acquisitions and foreign currency translations (organic revenue):

	Three months ended June 30				Six months ended June 30
($000)	2009	2008	% change		2009	2008	% change

Consolidated revenue	$119,533	$132,237	(9.6%	)	$236,265	$257,681	(8.3%	)
Less: acquisitions	(6,732)	—	NMF		(12,660)	—	NMF
Unfavorable impact of foreign currency	5,031	—	NMF		10,728	—	NMF
Revenue excluding acquisitions and foreign currency translations	$117,832	$132,237	(10.9%	)	$234,333	$257,681	(9.1%	)

Reconciliation from international revenue to international revenue excluding acquisitions and foreign currency translations:

	Three months ended June 30				Six months ended June 30
($000)	2009	2008	% change		2009	2008	% change

International revenue	$30,247	$32,703	(7.5%	)	$58,831	$62,984	(6.6%	)
Less: acquisitions	(4,902)	—	NMF		(8,854)	—	NMF
Unfavorable impact of foreign currency	5,031	—	NMF		10,728	—	NMF
International revenue excluding acquisitions and foreign currency translations	$30,376	$32,703	(7.1%	)	$60,705	$62,984	(3.6%	)

Morningstar includes an acquired operation as part of revenue from acquisitions for 12 months after we complete the acquisition. After that, we include it as part of our organic revenue. The table below shows the period in which we included each acquired operation in revenue from acquisitions:

Acquisition	2009 Revenue from Acquisitions
Hemscott data, media, and investor relations Web site businesses	January 1 through January 8, 2009
Financial Computer Support, Inc.	January 1 through June 30, 2009
Fundamental Data Limited	January 1 through June 30, 2009
10-K Wizard Technology, LLC	January 1 through June 30, 2009
Tenfore Systems Limited	January 1 through June 30, 2009
InvestData (Proprietary) Limited	January 1 through June 30, 2009
Global financial filings database business of Global Reports LLC	April 20 through June 30, 2009
Equity research and data business of C.P.M.S. Computerized Portfolio Management Services Inc.	May 1 through June 30, 2009
Andex Associates, Inc.	May 1 through June 30, 2009